                                                                    EXHIBIT 11.1

                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                 (amounts in thousands except per share data)


Year Ending May 31,                         1996      1995
- -------------------                         ------    ------
Net income from continuing operations       $4,778    $  705
                                            ------    ------
Net income                                  $6,982    $3,002
                                            ======    ======

Weighted average number of common shares
   outstanding                               4,133     4,218

Common share equivalents assuming
   exercise of stock options and
   warrants                                    260       122
                                            ------    ------
Average shares used in computing
   earnings per share                        4,393     4,340

Net income per share from continuing
 operations                                 $ 1.09    $ 0.16
Net income per share from discontinued
 operations                                   0.50      0.53
                                            ------    ------
Total earnings per share                    $ 1.59    $ 0.69
                                            ======    ======